Exhibit 10.6

RESTRICTIVE COVENANT AGREEMENT

In consideration of my engagement as a member of the Board of Directors (the “Board”) of Super Group (SGHC) Limited (the “Company”), the compensation and other benefits provided to me by the Company during my engagement as a member of the Company’s Board, and the Company’s agreement to provide me with access to its confidential information (as defined below), I enter into this Restrictive Covenant Agreement with the Company (the “Agreement”). Accordingly, in consideration of the mutual promises and covenants contained herein, the Company and I agree as follows:

1.           Non-Competition.

1.1          I agree that during the Restrictive Period, I will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity perform, provide, or engage in, or undertake any planning to perform, provide, or engage in, a Conflicting Business (defined below) anywhere in the Restricted Territory (defined below), nor will I assist another person to perform, provide, or engage in, or undertake any planning to perform, provide, or engage in, a Conflicting Business anywhere in the Restricted Territory; provided, however, I may own, directly or indirectly, solely as a passive investment, up to two percent (2%) of any class of “publicly traded securities” of any entity that engages in a Conflicting Business, provided I do not engage in any Conflicting Business in connection with such ownership.  The term “publicly traded securities” shall mean securities that are traded on a United States or foreign national securities exchange or listed on any of the three tiers of the NASDAQ Stock Market.  I acknowledge and agree that the restrictions set forth in this Section 1.1 shall, without limitation, specifically prohibit me from both forming and participating as a ten percent (10%) or greater economic or voting investor in any Special Purpose Acquisition Company that acquires or invests, in each case as part of an initial business combination, in any entity that engages in a Conflicting Business, but shall not otherwise prohibit me from forming, organizing, seeking investment for, or participating or associating myself with any Special Purpose Acquisition Company.

1.2        The parties agree that, for purposes of this Agreement, “Conflicting Business” means land-based or online business-to-consumer casinos and land-based or online business-to-consumer sports betting.

1.3          The parties agree that, for purposes of this Agreement, the “Restrictive Period” shall be the time period during which I am engaged as a member of the Company’s Board, and continuing for a period of eighteen (18) months following the termination of my service as a member of the Company’s Board for any reason; provided, however, that in the event that it is determined by a court of competent jurisdiction that I have breached any provision of Section 1, in addition to any remedy set forth in this Agreement and available under applicable law, the Restrictive Period shall be automatically extended by an amount of time equal to the period of time in which such breach is determined by such court to have occurred.

1.4         The parties agree that, for purposes of this Agreement, “Restricted Territory” means each and every country, nation, province, territory, state, city, or other political subdivision of the world in which the Company and its subsidiaries, parents, affiliates, successors, and assigns (the “Company Group”) is engaged in, or preparing to engage in, Conflicting Business as of the date of the termination of my service as a member of the Company’s Board for any reason.

2.          Reasonableness of Restrictions.  I have read this entire Agreement and understand it. I acknowledge that (a) I have the right to consult with counsel prior to signing this Agreement, (b) the Company has agreed to provide me with confidential information, and (c) that my fulfillment of the obligations contained in this Agreement are necessary to protect the Company Group’s confidential information and, consequently, to preserve the value and goodwill of the Company Group.  I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests.  I represent and agree that I am entering into this Agreement freely, with knowledge of its contents and the intent to be bound by its terms.  If a court finds this Agreement, or any of its restrictions, are ambiguous, unenforceable, or invalid, the Company and I agree that the court will read the Agreement as a whole and interpret such restriction(s) to be enforceable and valid to the maximum extent allowed by law.  If the court declines to enforce this Agreement in the manner provided herein, the Company and I agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law, and I agree to be bound by this Agreement as modified.

3.          Legal and Equitable Remedies.  I agree that (a) it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms, (b) any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to the Company, and (c) the Company will have the right to enforce this Agreement by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach or threatened breach of this Agreement.

4.           General Provisions.

4.1         Conditions to Agreement.  I am willing to enter into this Agreement as a condition of the Closing as defined and set forth in that certain Business Combination Agreement, dated as of April 23, 2021, by and among Sports Entertainment Acquisition Corp., a Delaware corporation, Super Group (SGHC) Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey, the Company, Super Group (SGHC) Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, and Sports Entertainment Acquisition Holdings LLC, a Delaware limited liability company (the “BCA”), to which this Agreement is appended as Exhibit F.  In the event that the Closing (as defined in the BCA) is not consummated or the BCA is terminated pursuant its terms prior to the Closing (as defined in the BCA), this Agreement will be of no force and effect, shall terminate automatically without any further action by any party hereto as of the date of the termination of the BCA, and will not be binding on either me, the Company, or any member of the Company Group.

4.2          Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by and construed according to the laws of the State of [*] without regard to any conflict of laws principles that would require the application of the laws of a different jurisdiction.  I expressly consent to the personal jurisdiction and venue of the state and federal courts located in [*] for any lawsuit filed there against me by Company arising from or related to this Agreement.

4.3           Fees and Expenses. In the event that the Company is the prevailing party in any action at law or in equity, including an action for declaratory relief, or any other legal proceeding, arising out of or related to this Agreement, the Company shall be entitled to recover all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees, in addition to any other relief to which the Company may be entitled.

4.4          Severability.  If any portion of this Agreement is, for any reason, held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such provision had never been contained in this Agreement.  If any portion of this Agreement is, for any reason, held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent allowed by the then applicable law.

4.5           Successors and Assigns.  This Agreement is for the benefit of Company and its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers.

4.6           Survival.  This Agreement will survive the termination of my engagement, regardless of the reason, and the assignment of this Agreement by the Company to any successor in interest.

4.7          Waiver.  No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement will be construed as a waiver of any other right.  The Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

4.8          Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.9          Entire Agreement.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between me and the Company; provided, however, the restrictive covenant obligations contained in this Agreement are complementary to, and not superseded by, any similar obligations I may owe to the Company Group pursuant to any Company Group policies or procedures or under applicable law. No modification of or amendment to this Agreement will be effective unless in writing and signed by me and the disinterested members of the Company’s Board of Directors (which shall exclude, for the avoidance of doubt, [*].

4.10        Advice of Counsel.  I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

This Agreement will be effective as of the date signed by me below.

Super Group (SGHC) Limited	[NAME]:

(Signature)	(Signature)

(Printed Name)	(Printed Name)

(Title)	(Date Signed)